VERA BRADLEY ANNOUNCES THIRD QUARTER FISCAL YEAR 2024 RESULTS

Consolidated net revenues totaled $115.0 million

Net income totaled $5.1 million, or $0.16 per diluted share;
non-GAAP net income totaled $6.1 million, or $0.19 per diluted share

Balance sheet strengthens, with cash and cash equivalents of $52.3 million, no debt, and year-over-year inventories down 27.6%

FORT WAYNE, Ind., December 6, 2023 – Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the third quarter and nine months ended October 28, 2023.

In this release, Vera Bradley, Inc. or “the Company” refers to the entire enterprise and includes both the Vera Bradley and Pura Vida brands. Vera Bradley on a stand-alone basis refers to the Vera Bradley brand.

Third Quarter Comments

Jackie Ardrey, Chief Executive Officer of the Company, stated, “Our efforts continue on Project Restoration, and we are very pleased with our progress to date as our associates across the Company work together to position Vera Bradley, Inc. for long-term, profitable growth. Year-over-year third quarter non-GAAP income was essentially flat, as we delivered solid gross margin expansion and carefully managed our expenses, despite sales challenges.”

“Total third quarter revenues for the Vera Bradley brand decreased 5.0% from last year,” Ardrey noted. “Vera Bradley Direct revenue declines primarily resulted from continued weakness in the outlet store channel and the impact of store closures. Year-over-year Vera Bradley Indirect revenues were up as compared to last year.

“Pura Vida year-over-year sales decreased 18.3%, with declines in both wholesale and ecommerce revenues, as prior year sales were driven by meaningfully higher levels of marketing spend, along with increased liquidation and clearance activity. Store sales remained strong. With our diligent expense management and focus on profitability, Pura Vida year-over-year third quarter operating income improved.

“At both brands, customers have responded to our latest iconic product collaborations and to our new, innovative, and on-trend product offerings, even as they have been more careful and thoughtful with their discretionary spending in the current macro environment.”

Ardrey continued, “We continue to diligently manage our debt-free balance sheet, adding to our year-over-year cash position while strategically lowering our inventory levels. Strength in this area is important in navigating an uncertain retail environment as well as in supporting our Project Restoration initiatives.

“Presently, we are taking targeted and prudent actions to stabilize revenues, and we remain focused on strong financial discipline and controlling what we can control as we react both strategically and tactically to current market conditions. Simultaneously, we have made meaningful progress on our long-term strategic plan, Project Restoration, focusing on four key pillars of the business for each brand – Consumer, Brand, Product, and Channel. We believe execution of Project Restoration will drive long-term profitable growth and deliver value to our shareholders.”

Summary of Financial Performance for the Third Quarter

Consolidated net revenues totaled $115.0 million compared to $124.0 million in the prior year third quarter ended October 29, 2022.

For the current year third quarter, Vera Bradley, Inc.'s consolidated net income totaled $5.1 million, or $0.16 per diluted share. These results included $1.0 million of net after tax charges, comprised of $0.6 million for the amortization of definite-lived intangible assets, $0.2 million of severance charges, and $0.2 million of consulting fees primarily associated with strategic initiatives. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated third quarter net income totaled $6.1 million, or $0.19 per diluted share.

For the prior year third quarter, Vera Bradley, Inc.’s consolidated net income totaled $5.2 million, or $0.17 per diluted share. These results included $1.1 million of net after tax charges, comprised of $0.6 million of consulting and professional fees primarily associated with cost savings initiatives and the CEO search, $0.4 million for the amortization of definite-lived intangible assets, and $0.3 million of severance and stock-based retirement compensation charges, partially offset by a benefit of $0.2 million for the reversal of certain purchase order cancellation fees. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated third quarter net income totaled $6.3 million, or $0.20 per diluted share.

Summary of Financial Performance for the Nine Months

Consolidated net revenues totaled $337.5 million for the current year nine months ended October 28, 2023, compared to $352.9 million in the prior year nine-month period ended October 29, 2022.

For the current year nine months, Vera Bradley, Inc.’s consolidated net income totaled $9.7 million, or $0.31 per diluted share. These results included $4.0 million of net after tax charges, comprised of $1.8 million of severance charges, $1.7 million for the amortization of definite-lived intangible assets, and $0.5 million of consulting and professional fees primarily associated with strategic initiatives. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated net income for the nine months totaled $13.7 million, or $0.44 per diluted share.

For the prior year nine months, Vera Bradley, Inc.’s consolidated net loss totaled ($31.6) million, or ($1.00) per diluted share. These results included $34.2 million of net after tax charges, comprised of $18.2 million of Pura Vida goodwill and intangible asset impairment charges, $5.0 million of severance and stock-based retirement compensation retirement charges and other employee costs, $4.7 million of inventory adjustments associated with the exit of certain technology products and the write-off of excess mask inventory, $3.0 million of consulting and professional fees primarily associated with cost savings initiatives and the CEO search, $1.3 million of intangible asset amortization, $1.0 million of store and right-of-use asset impairment charges, $0.7 million of purchase order cancellation fees for spring 2023 goods, and $0.3 million of goodMRKT exit costs. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated net income for the nine months totaled $2.6 million, or $0.08 per diluted share.

Non-GAAP Numbers

The current year non-GAAP third quarter and nine-month income statement numbers referenced below exclude the previously outlined severance charges, intangible asset amortization, and consulting and professional fees. The prior year non-GAAP third quarter income statement numbers referenced below exclude the previously outlined consulting and professional fees, amortization of definite-lived intangible assets, severance and stock-based retirement compensation charges, and a benefit for the reversal of certain purchase order cancellation fees. The prior year non-GAAP income statement numbers for the nine months referenced below exclude the previously outlined goodwill and intangible asset impairment charges, severance and stock-based retirement compensation retirement charges and other employee costs, inventory adjustments and write-offs, consulting and professional fees, intangible asset amortization, store and right-of-use asset impairment charges, purchase order cancellation fees, and goodMRKT exit costs.

Third Quarter Details

Current year third quarter Vera Bradley Direct segment revenues totaled $72.3 million, a 9.7% decrease from $80.1 million in the prior year third quarter. Comparable sales declined 8.2% in the third quarter, primarily driven by weakness in the outlet channel. Total revenues were also impacted by store closures over the last twelve months, including 15 full-line and two outlet stores. The Company also opened three outlet stores over the last twelve months.

Vera Bradley Indirect segment revenues totaled $25.0 million, a 12.0% increase over $22.3 million in the prior year third quarter, reflecting a significant one-time key account order that did not take place in the prior period.

Pura Vida segment revenues totaled $17.7 million, an 18.3% decrease from $21.7 million in the prior year third quarter, reflecting a decline in sales to wholesale accounts and a decline in ecommerce sales, partially offset by growth in retail store sales.

Third quarter consolidated gross profit totaled $63.0 million, or 54.8% of net revenues, compared to $65.9 million, or 53.1% of net revenues, in the prior year. On a non-GAAP basis, prior year gross profit totaled $65.6 million, or 52.9% of net revenues. The current year gross profit rate compared to the prior year non-GAAP rate was favorably impacted by lower year-over-year inbound and outbound freight expense, lower supply chain costs, and the sell-through of previously-reserved inventory, partially offset by increased promotional activity. Prior year gross profit was materially impacted by high inbound and outbound freight expense as well as deleverage of overhead costs.

Third quarter consolidated SG&A expense totaled $56.4 million, or 49.0% of net revenues, compared to $60.1 million, or 48.4% of net revenues, in the prior year. On a non-GAAP basis, consolidated SG&A expense totaled $55.1 million, or 48.0% of net revenues for the current year third quarter, compared to $57.6 million, or 46.4% of net revenues, in the prior year. Vera Bradley’s current year non-GAAP SG&A expenses were lower than the prior year primarily due to Company-wide cost reduction initiatives across various areas of the enterprise. The expense deleverage resulted from lower revenues.

The Company’s third quarter consolidated operating income totaled $6.8 million, or 5.9% of net revenues, compared to $6.0 million, or 4.8% of net revenues, in the prior year third quarter. On a non-GAAP basis, the Company’s current year consolidated operating income totaled $8.0 million, or 7.0% of net revenues, compared to $8.2 million, or 6.6%, of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $15.7 million, or 21.7% of Direct net revenues, for the third quarter, compared to $17.1 million, or 21.3% of Direct net revenues, in the prior year. On a non-GAAP basis, prior year Direct operating income totaled $16.8 million, or 21.0% of Direct net revenues.
•Vera Bradley Indirect operating income was $9.0 million, or 35.9% of Indirect net revenues, for the third quarter, compared to $9.0 million, or 40.4% of Indirect net revenues, in the prior year. On a non-GAAP basis, prior year Indirect operating income totaled $9.0 million, or 40.2% of Indirect net revenues.
•Pura Vida’s operating loss was ($0.6) million, or (3.3%) of Pura Vida net revenues, in the current year, compared to an operating loss of ($1.4) million, or (6.2%) of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s operating income was $0.1 million, or 0.8% of Pura Vida net revenues, compared to an operating loss of ($0.1) million, or (0.3%) of Pura Vida net revenues, in the prior year.

Details for the Nine Months

Vera Bradley Direct segment revenues for the current year nine-month period totaled $216.9 million, a 5.2% decrease from $228.7 million in the prior year. Comparable sales declined 5.8% for the nine months.

Vera Bradley Indirect segment revenues for the nine months totaled $57.7 million, a 2.0% increase over $56.6 million in the prior year.

Pura Vida segment revenues for the nine months totaled $62.9 million, a 6.9% decrease from $67.5 million in the prior year, reflecting a decline in sales to wholesale accounts and a decline in ecommerce sales, partially offset by growth in retail store sales.

Consolidated gross profit for the nine months totaled $186.8 million, or 55.3% of net revenues, compared to $178.9 million, or 50.7% of net revenues, in the prior year. On a non-GAAP basis, prior year gross profit totaled $185.9 million, or 52.7% of net revenues. The current year gross profit rate compared to the prior year non-GAAP rate was favorably impacted by lower year-over-year inbound and outbound freight expense, lower supply chain costs, and the sell-through of previously-reserved inventory, partially offset by an increase in promotional activity.

For the nine months, consolidated SG&A expense totaled $174.3 million, or 51.6% of net revenues, compared to $195.0 million, or 55.3% of net revenues, in the prior year. On a non-GAAP basis, current year consolidated SG&A expense totaled $169.1 million, or 50.1% of net revenues, compared to $181.0 million, or 51.3% of net revenues, in the prior year. Vera Bradley’s current year non-GAAP SG&A expenses were lower than the prior year primarily due Company-wide cost reduction initiatives across various areas of the enterprise.

For the nine months, the Company’s consolidated operating income totaled $13.3 million, or 3.9% of net revenues, compared to a consolidated operating loss of ($45.1) million, or (12.8%) of net revenues, in the prior year. On a non-GAAP basis, the Company’s current year consolidated operating income was $18.5 million, or 5.5% of net revenues, compared to $5.3 million, or 1.5% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $43.7 million, or 20.1% of net revenues, compared to $32.6 million, or 14.3% of Direct net revenues, in the prior year. On a non-GAAP basis, current year Direct operating income was $44.0 million, or 20.3% of Direct net revenues, compared to $38.6 million, or 16.9% of Direct net revenues, in the prior year.
•Vera Bradley Indirect operating income was $19.9 million, or 34.4% of Indirect net revenues, compared to $18.4 million, or 32.5% of Indirect net revenues, in the prior year. On a non-GAAP basis, prior year Indirect operating income totaled $19.4 million, or 34.2% of Indirect net revenues.
•Pura Vida’s operating income was $5.0 million, or 7.9% of Pura Vida net revenues, compared to an operating loss of ($28.8) million, or (42.7%) of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s operating income was $7.2 million, or 11.5% of Pura Vida net revenues, for the current year, compared to $4.3 million, or 6.4% of Pura Vida net revenues, for the prior year.

Balance Sheet

Net capital spending for the nine months ended October 28, 2023 totaled $2.5 million compared to $7.0 million in the prior year.

Cash and cash equivalents as of October 28, 2023 totaled $52.3 million compared to $25.2 million at the end of last year’s third quarter. The Company had no borrowings on its $75 million asset-based lending (“ABL”) facility at quarter end.

Total quarter-end inventory was $129.1 million, compared to $178.3 million at the end of the third quarter last year.
During the third quarter, the Company repurchased approximately $0.5 million of its common stock (71,807 shares at an average price of $6.76), bringing the total repurchased for the nine months to approximately $1.9 million (320,127 shares at an average price of $5.94). The Company has $25.8 million remaining under its $50.0 million repurchase authorization that expires in December 2024.

Forward Outlook

Management is updating certain components of guidance for the fiscal year ending February 3, 2024 (“Fiscal 2024”) based on performance for the first nine months, Company initiatives underway, and current macroeconomic trends and expectations. The Company has revised the guidance range for diluted earnings per share for the fiscal year.

Excluding net revenues, all forward-looking guidance numbers referenced below are non-GAAP. The prior year income statement numbers exclude the previously disclosed goodwill and intangible asset impairment charges, severance and stock-based retirement compensation retirement charges and other employee costs, inventory adjustments and write-offs, certain consulting and professional fees, intangible asset amortization, store and right-of-use asset impairment charges, purchase order cancellation fees, and goodMRKT exit costs. Current year guidance excludes any similar charges.

For Fiscal 2024, the Company’s updated expectations are as follows:
•Consolidated net revenues of $472 to $478 million. Net revenues totaled $500.0 million in Fiscal 2023.
•A consolidated gross profit percentage of 54.0% to 54.5% compared to 51.4% in Fiscal 2023. The Fiscal 2024 gross profit rate is expected to be favorably impacted by lower year-over-year freight expense, cost reduction initiatives, and the sell-through of previously-reserved inventory, partially offset by an increase in promotional activity.
•Consolidated SG&A expense of $232.5 to $235.5 million compared to $245.3 million in Fiscal 2023. An expected decline in SG&A expense is being driven by Company-wide cost reduction initiatives, partially offset by restoring short-term and long-term incentive compensation to more normalized levels and incremental marketing investment intended to accelerate customer file growth.
•Consolidated operating income of $23.3 to $25.9 million compared to $12.3 million in Fiscal 2023.
•Free cash flow of between $40 and $43 million compared to a cash usage of $21.7 million in Fiscal 2023.
•Consolidated diluted EPS of $0.56 to $0.62 based on diluted weighted-average shares outstanding of approximately 31.0 million and an effective tax rate of approximately 28%. Diluted EPS totaled $0.24 last year.
•Net capital spending of approximately $4 million compared to $8.2 million in the prior year, reflecting investments associated with new Vera Bradley outlet stores and technology and logistics enhancements.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.
The Company believes that the non-GAAP measures presented in this earnings release, including free cash flow (cash usage); gross profit; selling, general, and administrative expenses; operating income (loss); net income (loss); net income (loss)

attributable and available to Vera Bradley, Inc.; and diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the third quarter is scheduled for today, Wednesday, December 6, 2023, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (888) 204-4368, and enter the access code 7089328. A replay will be available shortly after the conclusion of the call and remain available through December 20, 2023. To access the recording, listeners should dial (844) 512-2921, and enter the access code 7089328.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as casual, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

In July 2019, Vera Bradley, Inc. acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a digitally native, highly-engaging lifestyle brand founded in 2010 by friends Paul Goodman and Griffin Thall. Pura Vida has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories. The Company acquired the remaining 25% of Pura Vida in January 2023.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley Full-Line and Factory Outlet stores in the United States, www.verabradley.com, Vera Bradley’s online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,600 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com, www.puravidabracelets.ca, and www.puravidabracelets.eu; through the distribution of its products to wholesale retailers and department stores; and through its Pura Vida retail stores.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plans; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 28, 2023. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley
jbentley@verabradley.com

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 28, 2023	January 28, 2023	October 29, 2022
Assets
Current assets:
Cash and cash equivalents	$52,266	$46,595	$25,237
Accounts receivable, net	25,599	22,105	25,115
Inventories	129,140	142,275	178,334
Income taxes receivable	1,376	1,311	4,120
Prepaid expenses and other current assets	13,025	14,276	14,817
Total current assets	221,406	226,562	247,623
Operating right-of-use assets	67,037	77,954	82,683
Property, plant, and equipment, net	55,909	58,674	60,388
Intangible assets, net	13,731	15,918	32,001
Goodwill	—	—	24,833
Deferred income taxes	18,961	21,542	9,381
Other assets	5,790	3,851	4,428
Total assets	$382,834	$404,501	$461,337
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$12,297	$20,350	$31,125
Accrued employment costs	11,756	14,312	12,252
Short-term operating lease liabilities	18,673	19,714	19,742
Other accrued liabilities	13,671	12,723	14,771
Income taxes payable	570	558	501
Total current liabilities	56,967	67,657	78,391
Long-term operating lease liabilities	63,915	74,664	80,109
Other long-term liabilities	71	90	85
Total liabilities	120,953	142,411	158,585
Redeemable noncontrolling interest	—	10,712	23,153
Shareholders’ equity:
Additional paid-in-capital	112,397	109,718	109,070
Retained earnings	284,322	274,629	302,790
Accumulated other comprehensive loss	(74)	(105)	(181)
Treasury stock	(134,764)	(132,864)	(132,080)
Total shareholders’ equity of Vera Bradley, Inc.	261,881	251,378	279,599
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$382,834	$404,501	$461,337

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net revenues	$114,987	$124,040	$337,521	$352,870
Cost of sales	51,980	58,164	150,749	173,963
Gross profit	63,007	65,876	186,772	178,907
Selling, general, and administrative expenses	56,363	60,059	174,274	195,015
Impairment of goodwill and intangible assets	—	—	—	29,338
Other income, net	142	141	773	350
Operating income (loss)	6,786	5,958	13,271	(45,096)
Interest (income) expense, net	(285)	39	(241)	115
Income (loss) before income taxes	7,071	5,919	13,512	(45,211)
Income tax expense (benefit)	1,953	1,090	3,819	(6,429)
Net income (loss)	5,118	4,829	9,693	(38,782)
Less: Net loss attributable to redeemable noncontrolling interest	—	(338)	—	(7,208)
Net income (loss) attributable to Vera Bradley, Inc.	$5,118	$5,167	$9,693	$(31,574)

Basic weighted-average shares outstanding	30,814	31,061	30,836	31,721
Diluted weighted-average shares outstanding	31,322	31,229	31,246	31,721

Basic net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.17	$0.17	$0.31	$(1.00)
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.16	$0.17	$0.31	$(1.00)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	October 28, 2023	October 29, 2022
Cash flows from operating activities
Net income (loss)	$9,693	$(38,782)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	5,988	6,685
Amortization of operating right-of-use assets	15,622	16,151
Goodwill and intangible asset impairment	—	29,338
Other impairment charges	—	1,351
Amortization of intangible assets	2,187	2,305
Provision for doubtful accounts	87	(80)
Stock-based compensation	2,365	2,593
Deferred income taxes	3,155	(5,524)
Other non-cash loss, net	50	—
Changes in assets and liabilities:
Accounts receivable	(3,581)	(4,354)
Inventories	13,135	(33,453)
Prepaid expenses and other assets	(688)	2,764
Accounts payable	(8,134)	49
Income taxes	(53)	5,772
Operating lease liabilities, net	(16,495)	(19,262)
Accrued and other liabilities	(2,273)	(2,311)
Net cash provided by (used in) operating activities	21,058	(36,758)
Cash flows from investing activities
Purchases of property, plant, and equipment	(2,546)	(6,968)
Cash paid for business acquisition	(10,000)	—
Net cash used in investing activities	(12,546)	(6,968)
Cash flows from financing activities
Tax withholdings for equity compensation	(972)	(1,430)
Repurchase of common stock	(1,900)	(17,278)
Distributions to redeemable noncontrolling interest	—	(613)
Net cash used in financing activities	(2,872)	(19,321)
Effect of exchange rate changes on cash and cash equivalents	31	(152)
Net increase (decrease) in cash and cash equivalents	$5,671	$(63,199)
Cash and cash equivalents, beginning of period	46,595	88,436
Cash and cash equivalents, end of period	$52,266	$25,237

Vera Bradley, Inc.
Third Quarter Fiscal 2024
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended October 28, 2023
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$63,007	$—		$63,007
Selling, general, and administrative expenses	56,363	1,216	1	55,147
Operating income (loss)	6,786	(1,216)		8,002
Income (loss) before income taxes	7,071	(1,216)		8,287
Income tax expense (benefit)	1,953	(234)	2	2,187
Net income (loss)	5,118	(982)		6,100
Less: Net loss attributable to redeemable noncontrolling interest	—	—		—
Net income (loss) attributable to Vera Bradley, Inc.	5,118	(982)		6,100
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.16	$(0.03)		$0.19

Vera Bradley Direct segment operating income	$15,708	$—		$15,708
Vera Bradley Indirect segment operating income	$8,967	$—		$8,967
Pura Vida segment operating (loss) income	$(580)	$(729)	3	$149
Unallocated corporate expenses	$(17,309)	$(487)	4	$(16,822)

[1]Items include $729 for the amortization of definite-lived intangible assets; $304 for severance charges; and $183 for certain professional fees and consulting fees associated with strategic initiatives

[2]Related to the tax impact of the items mentioned above
[3]Related to $729 for the amortization of definite-lived intangible assets
[4]Related to $304 for severance charges; and $183 for certain professional fees and consulting fees associated with strategic initiatives

Vera Bradley, Inc.
Third Quarter Fiscal 2023
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended October 29, 2022
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$65,876	$276	1	$65,600
Selling, general, and administrative expenses	60,059	2,470	2	57,589
Impairment of goodwill and intangible assets	—	—		—
Operating income (loss)	5,958	(2,194)		8,152
Income (loss) before income taxes	5,919	(2,194)		8,113
Income tax expense (benefit)	1,090	(763)	3	1,853
Net income (loss)	4,829	(1,431)		6,260
Less: Net loss attributable to redeemable noncontrolling interest	(338)	(322)		(16)
Net income (loss) attributable to Vera Bradley, Inc.	5,167	(1,109)		6,276
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.17	$(0.04)		$0.20

Vera Bradley Direct segment operating income	$17,060	$225	4	$16,835
Vera Bradley Indirect segment operating income	$9,012	$51	4	$8,961
Pura Vida segment operating loss	$(1,353)	$(1,289)	5	$(64)
Unallocated corporate expenses	$(18,761)	$(1,181)	6	$(17,580)

[1]Related to the reversal of certain PO cancellation fees
[2]Items include $1,133 for consulting fees associated with cost savings initiatives and CEO search, as well as certain Pura Vida professional fees; $768 for the amortization of definite-lived intangible assets; $406 for severance charges; and $163 for CEO stock-based compensation associated with retirement

[3]Related to the tax impact of the charges mentioned above
[4]Related to an allocation for reversals of certain PO cancellation fees
[5]Related to an allocation for certain inventory adjustments and PO cancellation fees
[6]Related to $768 for the amortization of definite-lived intangible assets; and $406 for severance charges; and $115 for certain professional fees
[7]Related to $1,018 for consulting fees associated with cost savings initiatives and CEO search and $163 for CEO stock-based compensation associated with retirement

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended October 28, 2023
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$186,772	$—		$186,772
Selling, general, and administrative expenses	174,274	5,217	1	169,057
Operating income (loss)	13,271	(5,217)		18,488
Income (loss) before income taxes	13,512	(5,217)		18,729
Income tax expense (benefit)	3,819	(1,247)	2	5,066
Net income (loss)	9,693	(3,970)		13,663
Less: Net loss attributable to redeemable noncontrolling interest	—	—		—
Net income (loss) attributable to Vera Bradley, Inc.	9,693	(3,970)		13,663
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.31	$(0.13)		$0.44

Vera Bradley Direct segment operating income (loss)	$43,669	$(342)	3	$44,011
Vera Bradley Indirect segment operating income	$19,877	$—		$19,877
Pura Vida segment operating income (loss)	$4,982	$(2,266)	4	$7,248
Unallocated corporate expenses	$(55,257)	$(2,609)	5	$(52,648)

[1]Items include $2,372 for severance charges; $2,187 for the amortization of definite-lived intangible assets; and $658 for certain professional fees and consulting fees associated with strategic initiatives

[2]Related to the tax impact of the items mentioned above
[3]Related to severance charges
[4]Related to $2,187 for the amortization of definite-lived intangible assets and $79 for severance charges
[5]Items include $1,951 for severance charges and $658 associated with certain professional fees and consulting fees for strategic initiatives

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended October 29, 2022
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$178,907	$(7,000)	1	$185,907
Selling, general, and administrative expenses	195,015	14,057	2	180,958
Impairment of goodwill and intangible assets	29,338	29,338		—
Operating (loss) income	(45,096)	(50,395)		5,299
(Loss) income before income taxes	(45,211)	(50,395)		5,184
Income tax (benefit) expense	(6,429)	(7,898)	3	1,469
Net (loss) income	(38,782)	(42,497)		3,715
Less: Net (loss) income attributable to redeemable noncontrolling interest	(7,208)	(8,285)		1,077
Net (loss) income attributable to Vera Bradley, Inc.	(31,574)	(34,212)		2,638
Diluted net (loss) income per share available to Vera Bradley, Inc. common shareholders	$(1.00)	$(1.08)		$0.08

Vera Bradley Direct segment operating income (loss)	$32,607	$(5,948)	4	$38,555
Vera Bradley Indirect segment operating income (loss)	$18,409	$(943)	5	$19,352
Pura Vida segment operating (loss) income	$(28,831)	$(33,143)	6	$4,312
Unallocated corporate expenses	$(67,281)	$(10,361)	7	$(56,920)

[1]Items include $6,142 for inventory adjustments associated with the exit of certain technology products and the goodMRKT brand, as well as excess mask products and $858 for PO cancellation fees
[2]Items include $6,120 for severance charges; $4,038 for consulting fees associated with cost savings initiatives, CEO search, and certain Pura Vida professional fees; $2,305 for the amortization of definite-lived intangible assets; $1,351 for store and right-of-use asset impairment charges; $163 for CEO stock-based compensation associated with retirement; and $80 for goodMRKT brand exit costs

[3]Related to the tax impact of the charges mentioned above, as well as goodwill and intangible asset impairment charges
[4]Related to $4,872 related to an allocation for certain inventory adjustments and PO cancellation fees; $759 for store impairment charges; $302 for goodMRKT brand exit costs; and $15 for severance charges

[5]Related to an allocation for certain inventory adjustments and PO cancellation fees
[6]Related to $29,338 of goodwill and intangible asset impairment charges; $2,305 for the amortization of definite-lived intangible assets; $963 for inventory adjustments associated with mask products; $422 for severance charges; and $115 for certain professional fees

[7]Related to $5,683 for severance charges; $3,923 for consulting fees associated with cost savings initiatives and CEO search; $592 for a right-of-use asset impairment charge; and $163 for CEO stock-based compensation associated with retirement